FOR IMMEDIATE RELEASE

Intellect Neurosciences, Inc. to Present Data on Alzheimer’s Vaccine at 13th International Congress of Immunology Conference

Chimeric Peptide Vaccine Aims to Use Memory Imprint to Yield a Strong and Highly Specific Immune Response

New York, NY, August 20, 2007 / PRNewswire / Intellect Neurosciences, Inc. (OTCBB: ILNS) a biopharmaceutical company focused on development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer's disease and related disorders, announced today that Dr. Rachel Eren, Vice President Research, will present new data regarding the Company’s RECALL-VAX™ chimeric peptide vaccine technology at the 13th International Congress of Immunology on Thursday, August 23, 2007 in Rio de Janeiro, Brazil. Mice immunized with RECALL-VAX™ constructs mounted a robust and highly specific immune response against beta-amyloid. The data demonstrate for the first time that a “free-end specific” polyclonal response to beta-amyloid can be achieved, potentially overcoming an important safety concern for active immunization of Alzheimer’s disease patients.

“We are pleased with our scientists’ progress in establishing important proof of principle for this novel and proprietary vaccine technology, which is designed to make active immunization safe and practical for treating Alzheimer’s patients,” commented Dr. Daniel Chain, Intellect’s Chairman and CEO. He added: “We believe that RECALL-VAX™ could potentially be used prophylactically to prevent or delay the onset of Alzheimer’s disease in elderly people.”

“There are multiple challenges in developing a means to safely immunize elderly individuals and avoid the failures encountered in previous clinical trials sponsored by major pharmaceutical companies,” commented Professor Benjamin Chain at the Department of Immunology and Molecular Pathology, Windeyer Institute of Medical Sciences, University College London. Professor Chain added: “The major challenges are the need to: (i) mount a robust immune response when the immune system has become senescent as the result of age; (ii) avoid autoimmune reactions; and (iii) ensure that the antibodies generated do not interfere with the normal physiological functions of the Amyloid Precursor Protein. RECALL-VAXTM is specifically designed to address these challenges.” Professor Chain, the brother of Dr. Daniel Chain, Intellect’s Chairman and CEO, is the inventor of RECALL-VAXTM and a member of the Company’s Scientific Advisory Board.

About Intellect’s RECALL-VAX™ technology:

The key to inactivation of the beta-amyloid toxin by vaccination is to stimulate a strong antibody immune response that specifically targets the toxin. The proprietary RECALL-VAXTM technology combines a short fragment of beta-amyloid with part of the tetanus toxoid, against which most people have been vaccinated, to provide B and T-helper epitopes, respectively, while specifically targeting the beta-amyloid toxin. This combination increases the likelihood of generating a robust immune response as a result of the memory imprint created by tetanus toxoid without the danger of contamination from potentially harmful human beta-amyloid T-cell epitopes. The short fragments of beta-amyloid used in RECALL-VAXTM ensure that only the toxin, and not the protein from which it is derived, is targeted by the antibodies, and because of their short length, the fragments are incapable of provoking an autoimmune response.

About Alzheimer’s disease

Alzheimer’s disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer’s pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 12 million people suffering from Alzheimer’s disease in the major markets worldwide with the number increasing as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease and related disorders. The Company has a broad proprietary immunotherapy platform for both active and passive (using humanized monoclonal antibodies) immunization against Alzheimer’s disease. Also, Intellect has recently completed Phase I clinical trials for OXIGON™, a unique antioxidant and anti-amyloid compound that has potential to treat Alzheimer’s disease and other disorders.

For additional information, please visit http://www.intellectns.com

For further information contact:

Elliot Maza, JD, CPA
President & Chief Financial Officer
Intellect Neurosciences, Inc.
7 West 18th Street, 9th Floor
New York, NY 10011, USA
Tel: 212- 448-9300